Exhibit 2.2
AMENDMENT NO. 1 TO TRANSACTION AGREEMENT
This Amendment No. 1 to Transaction Agreement (this “Amendment”) is entered into as of October 3, 2023, by and among TPG Operating Group II, L.P., a Delaware limited partnership (“Acquiror”), AG GP, LLC, a Delaware limited liability company, as the API Representative (the “API Representative” or “API GP”), and API Representative, LLC, a Delaware limited liability company (“API Representative, LLC”), solely for purposes of Section 2. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Transaction Agreement (as defined below).
R E C I T A L S
WHEREAS, the parties hereto have entered into that certain Transaction Agreement, dated as of May 14, 2023 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Transaction Agreement”), by and among, Acquiror, TPG GP A, LLC, a Delaware limited liability company (“Tennessee GP”), TPG Inc., a Delaware corporation (“PubCo” and, together with Acquiror and Tennessee GP, the “Acquiror Parties” and each of them, an “Acquiror Party”), Angelo, Gordon & Co., L.P., a Delaware limited partnership (“Alabama OpCo”), AG Funds, L.P., a Delaware limited partnership (“Alabama CarryCo”), AG Partner Investments, L.P., a Delaware limited partnership (“API”), API GP (together with Alabama OpCo, Alabama CarryCo and API, the “Companies” and each of them, a “Company”), Alabama Investments (Parallel) Founder A, LP, a Delaware limited partnership (“Founder Holdings A”), Alabama Investments (Parallel) Founder G, LP, a Delaware limited partnership (“Founder Holdings G”), Alabama Investments (Parallel), LP, a Delaware limited partnership (“New API II”, and together with API GP, Founder Holdings A and Founder Holdings G, the “API Entities” and each of them, an “API Entity”), Michael Gordon 2011 Revocable Trust (the “Alabama Founder Trust” and together with the API Entities, the “API Sellers”), the members of API GP and listed on Annex A, solely for purposes of Section 2.1(a)(v) and Section 2.14 of the Transaction Agreement (the “API GP Members”), and API GP as the API Representative (as such term is used in the Transaction Agreement); and
WHEREAS, the parties hereto desire to amend the terms of the Transaction Agreement, in accordance with Section 11.1 of the Transaction Agreement, as more fully set forth in this Amendment.
NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the parties hereby agree as follows:
1.    Amendments.
(a)    The definition of “Essential Housing II” in Section 1.1 of the Transaction Agreement is hereby deleted in its entirety.
(b)    A new Schedule to the Transaction Agreement titled “Schedule 2.7(l)(ix)-1, Specified Exclusions from FRR” is hereby added to the Transaction Agreement in the form attached hereto as Schedule 2.7(l)(ix)-1. Section 2.7(l)(ix) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(ix) “FRR” means, with respect to the Earnout Measurement Period, the aggregate amount of fee-related revenues, net of any discounts, offsets (however, for the avoidance of doubt, FRR shall include the fee that generated any such offset), expense reimbursements, fee shares, profit shares, rebates, payments made to third parties that are calculated or capped based on gross or net management fees regardless of how such payments are identified or similar arrangements (including, for the avoidance of doubt, any payments or other amounts due to third parties under any of the Contracts listed on Schedule 2.7(l)(ix) -1 or similar arrangements entered into prior to, at or following the date hereof), consisting of (A) management fees or other similar recurring fees, (B) BDC performance related fee revenue and recurring incentive fees earned from the Clients identified on Schedule 2.7(l)(ix), (C) direct lending administration, servicing and other similar fees, and (D) with respect to any new funds or products launched after the date hereof, performance related fee revenue and recurring incentive fees to the extent that the Acquiror actually includes such fees in determining its “fee related revenues,” “fee related earnings” or substantially similar non-GAAP results that are reported to the public (which, for the avoidance of doubt, shall include any performance related fee revenue and recurring incentive fees that are not determined to be Performance Fees for purposes of the Discretionary Sharing Program) (collectively, the “Acquired Management Business”) in respect of such time period under any investment management, advisory, administration or similar agreement or Contract in respect of the Company

Funds, Clients, BDCs and/or SMAs or similar types of funds or accounts, which shall be counted in the year earned on an accrual basis and otherwise in a manner consistent with past practice of the Company Group Entities.”
(c)    Schedule 6.12 to the Transaction Agreement is hereby deleted in its entirety and replaced with Schedule 6.12 attached hereto (changes are shown in blacklined form for convenience). Schedule 6.12(h) to the Transaction Agreement is hereby deleted in its entirety and replaced with Schedule 6.12(h) attached hereto (changes are shown in blacklined form for convenience).
(d)    Section 6.30 and Schedule 6.30 of the Transaction Agreement and all references to either term therein are hereby deleted in their entirety.
(e)    Section 10.1(a) of the Transaction Agreement is hereby deleted in its entirety and replaced with the following (changes are shown in blacklined form for convenience):
“(a) Each covenant set forth in Section 6.1 and Section 6.2 shall survive for twelve (12) months following the Closing, but each other covenant or agreement herein to be performed at or prior to the Closing shall not survive the Closing. Each covenant or agreement herein to be performed following the Closing shall survive the Closing hereunder in accordance with its terms. The indemnification right pursuant to Section 10.2(a)(iii) shall expire four (4) years following the Closing, ~~the indemnification right with respect to such matters expressly set forth on set forth on Schedule 10.2(a)(iv)(1) shall survive indefinitely,~~ the indemnification right with respect to such matters expressly set forth on set forth on Schedule 10.2(a)(iv)(1)~~(2)~~ shall survive until the expiration of the applicable statute of limitations, the indemnification right with respect to such matters expressly set forth on Schedule 10.2(a)(iv)(2)~~(3)~~ and Schedule 10.2(a)(iv)(3)~~(4)~~ shall expire eighteen (18) months following the Closing and the indemnification right with respect to such matters expressly set forth in Section 6.12(j) shall survive until the expiration of the applicable statute of limitations.”
(f)    Schedule 10.2(a)(iv) to the Transaction Agreement is hereby deleted in its entirety and replaced with Schedule 10.2(a)(iv) attached hereto (changes are shown in blacklined form for convenience).
(g)    Section 4.2(d)(i) of the API Entity and Company Disclosure Schedule is hereby deleted in its entirety and replaced with Schedule 4.2(d)(i) attached hereto (changes are shown in blacklined form for convenience).
(h)    Section 4.11(a)(f) of the API Entity and Company Disclosure Schedule is hereby deleted in its entirety and replaced with Schedule 4.11(a)(f) attached hereto (changes are shown in blacklined form for convenience).
(i)    Section 4.11(a)(g) of the API Entity and Company Disclosure Schedule is hereby deleted in its entirety and replaced with Schedule 4.11(a)(g) attached hereto (changes are shown in blacklined form for convenience).
(j)    Section 6.1(a)(xix) of the API Entity and Company Disclosure Schedule is hereby deleted in its entirety and replaced with Schedule 6.1(a)(xix) attached hereto (changes are shown in blacklined form for convenience).
(k)    Exhibit A-1 to the Transaction Agreement is hereby deleted in its entirety and replaced with Exhibit A-1 attached hereto.
(l)    Exhibit A-2 to the Transaction Agreement is hereby deleted in its entirety and replaced with Exhibit A-2 attached hereto.
(m)    Exhibit A-3 to the Transaction Agreement is hereby deleted in its entirety and replaced with Exhibit A-3 attached hereto.
2.    API Representative Joinder. In accordance with the definition of “API Representative” and Section 11.6 of the Transaction Agreement, API Representative, LLC hereby agrees, effective as of the Closing and without any further action, to join in, become a party to, be bound by and comply with all of the provisions, terms and conditions of, the Transaction Agreement, each Partner Acknowledgement and Joinder Agreement and the Founders’ Letter Agreement, in each case, as the “API Representative” and in the same manner as if API Representative, LLC were an original signatory thereto.

3.    Transaction Agreement Remains in Effect. Except as expressly amended by this Amendment, the Transaction Agreement shall remain in full force and effect in accordance with its terms, and is hereby ratified, approved and confirmed in all respects. Nothing in this Amendment shall otherwise affect any other provision of the Transaction Agreement or the rights and obligations of the parties thereto.
4.    References to the Transaction Agreement. After giving effect to this Amendment, each reference in the Transaction Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Transaction Agreement shall refer to the Transaction Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Transaction Agreement, as amended hereby, shall in all instances continue to refer to May 14, 2023 and references to “the date hereof” and “the date of this Agreement” shall continue to refer to May 14, 2023.
5.    Incorporation by Reference. Sections 11.1 (Amendment; Extension; Waiver), 11.2 (Entire Agreement) as modified to contemplate this Amendment, 11.3 (Construction and Interpretation), 11.4 (Severability), 11.5 (Notices), 11.6 (Binding Effect; No Assignment), 11.7 (Counterparts), 11.8 (Specific Enforcement), 11.9 (No Third Party Beneficiaries), 11.10 (Governing Law) and 11.11 (Consent to Jurisdiction; Waiver of Jury Trial) of the Transaction Agreement are incorporated herein by reference, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first above written.

TPG OPERATING GROUP II, L.P.

By:	TPG Holdings II-A, LLC, its general partner
By:	/s/ Martin Davidson
Name:	Martin Davidson
Title:	Chief Accounting Officer

AG GP, LLC

By:	/s/ Christopher D. Moore
Name:	Christopher D. Moore
Title:	Chief Legal Officer, General Counsel & Secretary

Solely for purposes of Section 2 herein:
API REPRESENTATIVE, LLC

By its Sole Member:
/s/ Christopher D. Moore
Christopher D. Moore